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Exhibit 5.7

Bluewater Norway ANS Lufeng Development Company ANS c/o Bluewater Holding B.V. Marstraat 33 P.O Box 3102 2130 K.C. Hoofddorp The Netherlands	Oslo, 13 June 2003 W:\Klienter\306859\007\B011-EI.doc Lawyer in charge: Einar Irgens

Bluewater Norway ANS and Lufeng Development Company ANS (the "Guarantors") New Senior Subordinated Guarantees (the "New Guarantees") of up to US$75,000,000 10 1/4% New Senior Notes due 2012 of Bluewater Finance Limited (the "New Notes") to be registered under the U.S. Securities Act of 1933 (the "Securities Act")

1.
We have acted as your Norwegian legal advisers in connection with the registration of the New Notes and the New Guarantees under the Securities Act and the proposed offer to exchange the New Guarantees registered under the Securities Act for guarantees (the "Unregistered Guarantees") of up to US$75,000,000 aggregate principal amount of 10 1/4% Senior Notes due 2012 of Bluewater Finance Limited (the "Unregistered Notes"), which were originally issued on April 30, 2003. The New Notes and the New Guarantees will be completely fungible with and have the same terms as the US$260,000,000 registered notes and guarantees issued on April 26, 2002 (the "Registered Notes" and the "Registered Guarantees").

2.
This opinion is limited to Norwegian law and is given on the basis that it will be governed by and construed in accordance with Norwegian law.

3.
For the purpose of this opinion, we have examined the Registration Rights Agreement, dated April 30, 2003 (the "Registration Rights Agreement"), the Indenture, dated as of February 22, 2002 (the "Indenture"), the forms of the New Notes and New Guarantees, such certificates and other documents, and such questions of law, as we have considered necessary or appropriate. (The Indenture and the Registration Rights Agreement are together referred to in this opinion as the "Principal Agreements".)

4.
We have assumed that:

4.1
Except in the case of the Guarantors, all relevant documents are within the capacity and powers of, and have been validly authorised by, each party and that those documents have been or will be validly executed and delivered by the relevant party.

4.2
All documents examined by us as copies or specimen documents conform to their originals and the signatures on the originals of all documents examined by us are genuine.

5.
In our opinion:

5.1
Each of the Guarantors has the corporate power to enter into and perform its obligations under its New Guarantee and has taken all necessary action to authorize the issue and offering of its New Guarantee in exchange for its Unregistered Guarantee and that the execution, issuance and delivery of its New Guarantee in exchange for its Unregistered Guarantee has been duly authorized.

5.2
When the registration statement relating to the New Notes and New Guarantees has become effective under the Securities Act and the New Notes and New Guarantees have been duly executed and authenticated in accordance with the terms of the Indenture and duly issued and delivered in exchange for the Unregistered Notes and Unregistered Guarantees in accordance with the terms of the Principal Agreements, there is no reason why the obligations of each of the Guarantors contained in its New Guarantee should not be valid and binding on it and enforceable against it as a matter of Norwegian law.

6.
This opinion is subject to the following qualifications:

6.1
The opinion is qualified as to enforcement, bankruptcy and insolvency laws affecting creditors' rights generally and provisions generally applicable under Norwegian law in respect of the invalidation or revision of unfair contract terms.

6.2
Where a party to an agreement is vested with a discretion to determine a matter in its opinion, Norwegian law may require that such discretion is exercised reasonably or that such opinion is based upon reasonable grounds.

6.3
Any provision of an agreement to the effect that certifications or determinations of any party thereto will be conclusive and binding, will not necessarily prevent judicial enquiry into the merits of any claim by an aggrieved party.

6.4
Norwegian courts may require that non-Norwegian documents relevant for the matter to be decided upon are translated into Norwegian.

6.5
Norwegian courts may refuse to enforce terms (or judgments based on terms) which are deemed incompatible with the principles of Norwegian law irrespective of such terms being contained in documents governed by laws other than those of Norway. We have found nothing in the Principal Agreements which is, in our opinion, incompatible with the principles of Norwegian law.

6.6
Norwegian courts may award a judgment in currencies other than Norwegian Krone, but the debtor is nevertheless in relation to such judgment entitled to make payment in Norwegian Krone at the rate of exchange prevailing at the date of such payment.

6.7
The power of a Norwegian court to order specific performance of an obligation or to order any other equitable remedy is discretionary and, accordingly, a Norwegian court might make an award of damages where specific performance of an obligation or any other equitable remedy was sought if damages were considered by the court to be an adequate remedy.

6.8
Enforcement or rights may be or become limited by prescription, by the lapse of time or barred under the Norwegian Limitation Act, and claims under the Facility Agreement may become subject to defences or set-off or counterclaim and we express no opinion as to whether any provision in the Agreements:

(i)
conferring a right of set-off or similar right, or

(ii)
waiving a right of set-off or similar right,

        would be effective against an administrator, a liquidator or a creditor of the Guarantors.

6.9
Any provision purporting to require a party to indemnify another person against the costs or expenses of proceedings in the Norwegian courts is subject to the discretion of the court to decide whether and to what extent a party to such proceedings should be awarded costs and expenses incurred by it in connection therewith.

7.
We hereby consent to the filing of this opinion as an exhibit to the registration statement relating to the New Notes and New Guarantees and to the reference to us under the heading "Legal Matters" in the related prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours sincerely,
ADVOKATFIRMAET SCHJØDT AS

Einar Irgens

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  Exhibit 5.7